CAPITOL SERIES TRUST

1.3 Code of Ethics for Principal Officers

November 19, 2013

This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code of Ethics is in addition to, not in replacement of, the Capitol Series Trust (the “Trust”) Code of Ethics for access persons (the “Investment Company Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The persons covered by this Code of Ethics may also be subject to the Investment Company Code of Ethics.

The Trust requires its Chief Executive Officer, Chief Financial Officer, or other Trust officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust and each of its series (each a “Fund,” collectively the “Funds”), with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Funds. The principles and responsibilities set forth below shall govern the professional conduct of the Principal Officers.

1. HONEST AND ETHICAL CONDUCT

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict between their interests and those of a Fund to the Audit Committee, the full Board of Trustees of the Trust (the “Board”), and, in addition, to any other appropriate person or entity that may reasonably be expected address any conflict of interest in timely and expeditious manner.

No Principal Officer shall:

•	use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Principal Officer would benefit personally to the detriment of the Fund;

•	cause a Fund to take action, or fail to take action, for the individual personal benefit of the Principal Officer rather than the benefit of the Fund; or

•	retaliate against any other Principal Officer or any employee of the Trust or its service providers for reports of potential violations by the Trust, its service providers or the Principal Officer that are made in good faith.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without knowingly misrepresenting material facts about the Trust to others, whether within or outside the, including the Trust’s Board and auditors, and governmental regulators and self-regulatory organizations or allowing their independent judgment to be subordinated or compromised.

2. FINANCIAL RECORDS AND REPORTING

The Principal Officers should familiarize themselves with the public disclosure requirements applicable to the Trust.

The Principal Officers shall, to the extent appropriate within their areas of responsibility, promote full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the SEC or other applicable body by a Fund, or that is otherwise publicly disclosed or communicated.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers for the benefit of any party other than the Trust and the Funds.

The Principal Officers shall share knowledge and maintain skills important and relevant to the Trust’s needs;

shall proactively promote the ethical behavior of the Trust’s employees.

3. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Principal Officers shall promote compliance with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies and shall work with the Trust’s Chief Compliance Officer and the Board to promptly address detected deviations from applicable federal, state or local laws, regulations or rules.

4. COMPLIANCE WITH THIS CODE OF ETHICS

The Principal Officers shall promptly report any violations of this Code of Ethics to the Audit Committee as well as the full Board of Trustees of the Trust and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Trust.

5. AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act.

6. ACKNOWLEDGEMENT

The Principal Officers shall, in the form attached hereto as Appendix 1, acknowledge that they have received, read and understand this Code of Ethics upon adoption of this Code of Ethics or when initially hired or appointed, whichever occurs later. The Principal Officers shall annually, in the form attached hereto as Appendix 2, acknowledge receipt of and compliance with this Code of Ethics.

APPENDIX 1

ACKNOWLEDGMENT OF RECEIPT OF THE CODE OF ETHICS FOR PRINCIPAL OFFICERS

I acknowledge that I have received, read and understand the Code of Ethics for Principal Officers and represent:

1.	In accordance with the Code of Ethics for Principal Officers, I will report all violations of the Code of Ethics for Principal Officers to the Audit Committee as well as the full Board of Trustees of the Trust;

2.	I do not currently know of any violations of the Code of Ethics for Principal Officers; and

3.	I will comply with the Code of Ethics for Principal Officers in all other respects.

By: __________________________

Name: ________________________

Title: _________________________

Trust or Fund Organization: ____________________

Date: _________________

APPENDIX 2

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS FOR PRINCIPAL OFFICERS

I certify that during the past year:

1.       I have reported all violations of the Code of Ethics for Principal Officers of which I was aware;

2.       I have complied with the Code of Ethics for Principal Officers in all other respects; and

3.       I have read and understand the Code of Ethics for Principal Officers and recognize that I am subject thereto.

By: __________________________

Name: ________________________

Title: _________________________

Trust or Fund Organization: ____________________

Date: _________________